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                                 Exhibit (h)(18)

  AMENDED AND RESTATED SERVICING AGREEMENT DATED AS OF NOVEMBER 1, 2002 BY AND
    BETWEEN ONE GROUP INVESTMENT TRUST AND NATIONWIDE LIFE INSURANCE COMPANY

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                              AMENDED AND RESTATED
                               SERVICING AGREEMENT

     THIS AGREEMENT is made as of the 1st day of November 2002 by and between One Group(R) Investment Trust, a Massachusetts business trust (the "Trust") and Nationwide Life Insurance Company (the "Company").

     WHEREAS, the Company and the Trust have entered into a Fund Participation Agreement ("Participation Agreement") in order for certain separate accounts of the Company ("Separate Accounts") to purchase shares ("Shares") of the Portfolios of the Trust (each, a "Portfolio": collectively, the "Portfolios"). The Portfolios will serve as investment vehicles under variable annuity or life contracts ("Variable Contracts") offered by the Company.

     WHEREAS, the Trust and the Company entered into a Servicing Agreement dated as of July 28, 2000 whereby the Company agreed to perform certain administrative services valuable to the Portfolios in the course of soliciting applications for two Variable Contracts, The One(R) Survivorship VUL(SM) and The One(R) Corporate Variable Universal Life(SM) and in servicing owners of such Variable Contracts.

     WHEREAS, the Company does not intend to provide administrative services for The One(R) Corporate Variable Universal Life and therefore, the Trust and the Company desire to amend and restate the Servicing Agreement to reflect that administrative services will be provided only for The One(R) Survivorship VUL(SM).

     NOW, THEREFORE, the parties agree as follows:

     Section 1. The Company agrees to provide administrative services ("Services") with respect to the Portfolios listed on Appendix A attached hereto as such Appendix may be amended from time to time. Services provided may include some or all of the following: (i) teleservicing support in connection with the Portfolios; (ii) facilitation of delivery of current prospectuses, reports, notices, proxies and proxy statements and other informational materials; (iii) facilitation of the tabulation of Variable Contract owners' votes in the event of a meeting of Portfolio shareholders; (iv) providing information relating to the Variable Contracts and Share balances under such Variable Contracts to the Trust as may be reasonably requested; (v) provision of communication support services including providing information about the Portfolios and answering questions concerning the Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; (vi) administration of funds transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals involving the Portfolios; and (vii) provisions of such other services as may be agreed upon from time to time.

     Section 2. The Company will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in the Company's business, or any personnel employed by the Company) as may be reasonably necessary or beneficial in order to provide the aforementioned services to customers.

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     Section 3.  Neither the Company nor any of its officers, employees or agents are authorized to make any representations concerning the Portfolio or their Shares except those contained in the Trust's then-current prospectus or then-current Statement of Additional Information for such shares or in such supplemental literature or advertising as may be authorized by the Portfolios in writing.

     Section 4. For all purposes of this Agreement, the Company will be deemed to be an independent contractor, and will have no authority to act as limited agent for the Portfolios in any matter or in any respect. By written acceptance of this Agreement, the Company agrees to and does release, indemnify and hold the Portfolios harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Company or its officers, employees or agents regarding its responsibilities hereunder. The Company and its employees will, upon request, be available during normal business hours to consult with the Portfolios or their designees concerning the performance of the Company's responsibilities under this Agreement.

     Section 5. In consideration for the services and facilities provided by the Company hereunder, the Portfolios will pay to the Company, and the Company will accept as full payment therefore from the Portfolios, a fee at the annual rate designated in Appendix A of the average daily net assets of a Portfolio's Shares owned beneficially by the Company's customers from time to time for which the Company provides services hereunder, which fee will be computed daily and payable monthly. Further, the Portfolios may, in their discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such Shares to the Company for the account of any customer(s).

     Section 6. Any person authorized to direct the disposition of monies paid or payable by the Portfolios pursuant to this Agreement will provide to the Board of Trustees of the Trust, and the Trustees will review, at least quarterly, a written report of the amounts so expended and the entities to whom such expenditures were made. In addition, the Company will furnish the Portfolios or their designees with such information as the Portfolios or their designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise cooperate with the Portfolios and their designees (including, without limitation, any auditors designed by the Portfolios), in connection with the preparation of reports to the Portfolios' Board of Trustees concerning this Agreement and the monies paid or payable by the Portfolios pursuant hereto, as well as any other reports or filings that may be required by law.

     Section 7. Both parties may enter into other similar Servicing Agreements with any other person or persons without the other's consent.

     Section 8. By the Company's written acceptance of this Agreement, the Company represents, warrants and agrees that: (i) in no event will any of the services provided by the Company hereunder be primarily intended to result in the sale of any shares issued by the Trust; (ii) the compensation payable to the Company hereunder, together with any other compensation the Company receives from customers for services contemplated by this Agreement, will to the extent required by law, be disclosed to the Company's customers, and will not be excessive or unreasonable under the laws and instruments governing the Company's relationships with the

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Company's customers; and (iii) if the Company is subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other affiliated banking organizations, the Company will perform only those activities which are consistent with the Company's statutory and regulatory obligations and will act solely as agent for, upon the order of, and for the account of, the Company's customers.

     Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Portfolios or their designee. This Agreement may be terminated at any time, without the payment of any penalty with respect to the Portfolios by the vote of a majority of the members of the Board of Trustees who have no direct or indirect financial interest in the operation of the Services Plan or in any related agreements to the Services Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the Portfolios on not more than sixty (60) days written notice to the parties to this Agreement, or upon material breach of this Agreement or by either party on not more than ninety (90) days written notice to the other party.

     Section 10. All notices and other communications to either party hereto will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown below:

          One Group Investment Trust
          1111 Polaris Parkway
          Columbus, Ohio 43240
          Attn: President

          Nationwide Life Insurance Company
          One Nationwide Plaza 01-09-V#
          Columbus, OH 43215

     Section 11. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts and is assignable upon written consent by all the parties hereto. Amendments will be made only upon written consent by both parties and subject to the approval of the Board of Trustees of the Trust when applicable. This Agreement supercedes the Servicing Agreement made as of July 28, 2000 by and between the Trust and the Company.

     Section 12. This Agreement, or form thereof, has been approved by vote of a majority of (i) the Board of Trustees and (ii) the disinterested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

     Section 13. The names "One Group(R) Investment Trust" and "Trustees of One Group(R) Investment Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated June 7, 1993 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of `One Group Investment Trust' entered into in the name or on behalf thereof by any of the Trustees, representatives or

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agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.


ONE GROUP INVESTMENT TRUST              NATIONWIDE LIFE INSURANCE COMPANY



By:   /s/ Mark A. Beeson                By:    /s/
    -----------------------------           -----------------------------------
Its:  President                         Its: __________________________________
     ----------------------------

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                                   Appendix A

Portfolios

One Group Investment Trust Bond Portfolio
One Group Investment Trust Government Bond Portfolio
One Group Investment Trust Balanced Portfolio
One Group Investment Trust Large Cap Growth Portfolio
One Group Investment Trust Equity Index Portfolio
One Group Investment Trust Diversified Equity Portfolio
One Group Investment Trust Mid Cap Growth Portfolio
One Group Investment Trust Diversified Mid Cap Portfolio
One Group Investment Trust Mid Cap Value Portfolio

Servicing Fees

For each Portfolio: 0.20% of the average daily net assets of the Portfolio held by Separate Accounts for the owner of the Variable Contract listed below.

Variable Contract

The One(R) Survivorship VUL(SM)



Agreed this ___ day of November, 2002.

ONE GROUP INVESTMENT TRUST          NATIONWIDE LIFE INSURANCE COMPANY



By:   /s/ Mark A. Beeson                By:    /s/
    -----------------------------           -----------------------------------
Its:  President                         Its: __________________________________
     ----------------------------